Exhibit 5.3

Suite 1000 Brunswick House 44 Chipman Hill Saint John, NB Canada E2L 2A9	Correspondence: P.O. Box 7289 Postal Station A Saint John, NB Canada E2L 4S6	Telephone: 506.632.1970 Fax: 506.652.1989 saint-john@smss.com www.smss.com

July 17, 2006

Dollarama Group L.P.

5430 Ferrier

Montreal, Québec

H4P 1M6

Ladies and Gentlemen:

We have acted as New Brunswick legal counsel to Dollarama Corporation (“Dollarama”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Dollarama Group LP and Dollarama Corporation (collectively, the “Co-Issuers”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Securities Act”), relating to the registration U.S.$200,000,000 principal amount of 8.875% Senior Subordinated Notes due 2012 (the “Exchange Notes”), which are to be offered in exchange for an equivalent principal amount of presently outstanding 8 7/8% Senior Subordinated Notes due 2012 all as more fully described in the Registration Statement. The Exchange Notes will be guaranteed by Dollarama GP Inc., Dollarama L.P. and Aris Import Inc. (collectively, the “Guarantors”).

The Exchange Notes will be issued under the indenture dated August 12, 2005 (the “Indenture”) by and among the Co-Issuers, the Guarantors and US Bank National Association, as trustee.

All capitalized terms used in this opinion, unless otherwise specified or unless the context otherwise requires, shall have the meanings specified in the Indenture.

Examinations

In connection with the opinions hereinafter expressed, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Indenture;

(b)	the form of Exchange Notes;

(c)	the articles of incorporation and by-laws of Dollarama

(d)	resolutions of the directors of Dollarama relating to the Exchange Notes;

smss.com              Charlottetown              Fredericton               Halifax              Moncton              Saint John              St. John’s

(e)	a certificate of status dated July 14, 2006 issued under the Business Corporations Act (New Brunswick) (the “NBBCA”)

(f)	a certificate of an officer of Dollarama dated July 17, 2006 in relation to various factual matters (the “Officer’s Certificate”).

Assumptions and Reliance

In our foregoing examinations, we have assumed, without independent verification or investigation:

1.	the legal capacity of all individuals, the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us as original documents, and the conformity to authentic original documents of all documents submitted to us as certified, notarial, photostat or similarly reproduced copies of such original documents;

2.	the completeness, truth and accuracy of all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials;

3.	the completeness, truth and accuracy of all facts set forth in the Officer’s Certificate; and

4.	that the certificate of status referred to in paragraph (e) above continues to be accurate on the date hereof as if issued on the date hereof; and

5.	that each of the Exchange Notes has been physically delivered by Dollarama and that delivery was not subject to any escrow conditions which remain unfulfilled.

Law

Our opinions set out below are limited to the laws of the Province of New Brunswick and the federal laws of Canada applicable therein, as of the date of this opinion letter.

Opinions

Based upon and relying on the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	Dollarama (a) is a corporation incorporated and existing under the laws of New Brunswick pursuant to the NBBCA, and (b) is not discontinued and has not been dissolved under the NBBCA, has sent to the Director the required annual returns and has paid all fees required under the NBBCA;

2.	Dolarama has all necessary corporate power and capacity to issue and deliver the Exchange Notes and to perform its obligations thereunder; and

3.	the Exchange Notes have been duly authorized and issued by Dollarama and, to the extent that execution and delivery are matters governed by the laws of the Province of New Brunswick, executed and delivered by Dollarama.

For the purposes of the opinions expressed in paragraph 1 hereof, we have relied solely on the certificates of status referred to in paragraph (e) above without any independent investigation or verification thereof;

This opinion is limited to the matters stated herein and is given solely for the benefit of the addressees hereof in connection with the transactions referred to herein and may not, in whole or in part, be disclosed to or relied upon by any other person or for any other purpose without our prior written consent, except that this opinion may be relied upon and referred to by Ropes and Gray LLP for the purposes of the opinions rendered by them in connection with the transactions referred to herein.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the 1933 Securities Act or the related rules promulgated by the Securities and Exchange Commission thereunder.

Yours truly,

/s/ Stewart McKelvey